UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 24, 2025
ACACIA RESEARCH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-37721	95-4405754
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

767 Third Avenue,
6th Floor
New York,
NY	10017
(Address of principal executive offices)	(Zip Code)
(Registrant’s telephone number, including area code): (949) 480-8300
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ACTG	The Nasdaq Stock Market, LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).      Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 24, 2025, the Board of Directors (the “Board”) of Acacia Research Corporation (“Acacia” or the “Company”) appointed Michael Zambito as the Company’s Chief Financial Officer (“CFO”). He will serve as the Company’s principal financial officer and principal accounting officer. Kirsten Hoover, who has served as Acacia’s Interim Chief Financial Officer and Controller as well as the Company’s principal financial officer and principal accounting officer, will continue to serve as the Company’s Controller and will remain a key member of Acacia’s senior management team.

Mr. Zambito, age 52, spent the past 30 years at Ernst & Young, a multinational professional services firm, and a global leader in assurance, tax, transactions, and consulting services. Most recently, he spent over 23 years, the last 17 as Partner, in Ernst & Young’s EY-Parthenon (formerly Strategy and Transactions) practice, a market-leading strategy, transactions, and corporate finance provider. Prior to serving in Ernst & Young’s EY-Parthenon practice, he spent seven years in Ernst & Young’s audit practice, as staff through manager. Mr. Zambito received his MBA from Columbia Business School and holds a BS in Business Administration with a major in Accounting from the University of Richmond.

In conjunction with Mr. Zambito’s appointment as CFO of the Company, the Company has entered into an Employment Agreement (the “CFO Employment Agreement”) with Mr. Zambito. Pursuant to the terms of the CFO Employment Agreement, Mr. Zambito will (i) receive an annual salary of $450,000 (ii) be eligible to receive an annual bonus with a target value of $230,000, the ultimate amount that is earned of which, if any, will be determined by the Company’s Board of Directors or the Compensation Committee on an annual basis, and (iii) be eligible to receive annual equity award grants with a target annualized grant date fair value equal to $395,000. The initial equity award grant will be subject to Compensation Committee approval and finalization of a new equity incentive program. Following Mr. Zambito’s appointment and Ms. Hoover’s transition to Controller, Ms. Hoover will no longer receive the additional $11,667 per month she had been receiving during her tenure as interim Chief Financial Officer.

The CFO Employment Agreement may be terminated by the Company or Mr. Zambito at any time upon 30 days’ written notice; provided, however, that the Company, in its sole discretion, may waive Mr. Zambito’s requirement to provide 30 days written notice, and the Company may terminate Mr. Zambito’s employment for cause immediately upon written notice. Mr. Zambito is eligible to participate in the Company’s Amended and Restated Executive Severance Policy. The foregoing description of the CFO Employment Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the full and complete text of the CFO Employment Agreement, which is filed hereto as Exhibit 10.1.
There are no arrangements or understandings between Mr. Zambito, and any other persons or entities, pursuant to which he was appointed as an executive officer. Mr. Zambito has no family relationships with any director or executive officer of the Company. There are no arrangements or understandings between Ms. Hoover, and any other persons or entities, pursuant to which she was appointed as an executive officer. Ms. Hoover has no family relationships with any director or executive officer of the Company. Additionally, there are no transactions involving Mr. Zambito or Ms. Hoover that would require disclosure under Item 404(a) of Regulation S-K.

Each of Mr. Zambito has entered into a standard indemnification agreement with the Company, which requires the Company to indemnify him to the fullest extent permitted under Delaware law and to advance expenses incurred as a result of any proceeding against him as to which he could properly be indemnified. The foregoing description of the indemnification agreement is qualified in its entirety by reference to the full text of the agreement, a form of which has been filed with the SEC as exhibit 10.1 to the Company's Form 10-K for the year ended December 31, 2024.

Item 9.01.	Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description of Exhibit
10.1	Employment Agreement, effective June 24, 2025, by and between Acacia Research Corporation and Michael Zambito.
99.1	Press Release dated June 24, 2025 of Acacia Research Corporation
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 24, 2025
ACACIA RESEARCH CORPORATION

	By:	/s/ Jason Soncini
	Name:	Jason Soncini
	Title:	General Counsel